Exhibit 10

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Support Agreement”) is dated as of June 7, 2019, by and between Covey Park Energy Holdings LLC, a Delaware limited liability company (“Holdings”), and Jerral W. Jones, an individual resident of the State of Texas (“Comstock Control Person”).  For purposes of this Support Agreement, Holdings and Comstock Control Person are each a “Party” and collectively the “Parties.”  Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Comstock Resources, Inc., a Nevada corporation and Controlled Affiliate of Comstock Control Person (“Parent”), New Covey Park Energy LLC, a Delaware limited liability company, Covey Park Energy LLC a Delaware limited liability company and Controlled Affiliate of Holdings (the “Company”), and Holdings have contemporaneously with the execution and delivery of this Support Agreement entered into that certain Agreement and Plan of Merger, dated as of June 7, 2019 (as amended or modified from time to time, the “Merger Agreement”); and

WHEREAS, as a condition and material inducement to Holdings’ and its Affiliates’ entry into the Merger Agreement, Comstock Control Person has agreed to execute and deliver this Support Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, Holdings and Comstock Control Person, intending to be legally bound, hereby agree as follows:

Section 1.Actions; HSR Act.

(a)Comstock Control Person shall, and shall cause Comstock Control Person’s Controlled Affiliates (including Arkoma Drilling, L.P., a Texas limited partnership (“Arkoma”), and Williston Drilling, L.P., a Texas limited partnership (“Williston” and, together with Arkoma, the “Comstock Partnerships”)) to, in connection with the transactions contemplated by Merger Agreement and the other Transaction Documents, (i) make an appropriate filing or filings (if required) of a Notification and Report Form pursuant to the HSR Act as promptly as practicable and in any event within fifteen (15) Business Days after the Execution Date (unless the parties to the Merger Agreement mutually agree to make such filings at a later date); (ii) use reasonable best efforts to supply any additional information and documentary material that may be requested by any Governmental Authority in connection therewith; (iii) use reasonable best efforts to take, or cause to be taken (including by their respective Controlled Affiliates), all other actions consistent with this Section 1(b) necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the End Date); and (iv) request and use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(b) Notwithstanding the foregoing, nothing contained in this Support Agreement shall be construed so as to require Comstock Control Person, or any Comstock Control Person’s

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Controlled Affiliates (including Parent and the Comstock Partnerships, the “Comstock Parties”), without its written consent, to (i) sell, license, dispose of, hold separate or operate in any specified manner any of its respective assets or businesses (or to agree or commit to any of the foregoing) or (ii) enter into any consent decree, Order or agreement with any Governmental Authority that alters its business or commercial practices in any way or that in any way limits or could reasonably be expected to limit the right of any Comstock Party to own, operate or retain all or any portion of its assets, properties or businesses or any Comstock Party’s freedom of action with respect thereto or to otherwise allow such Person to receive the full benefits of the Merger Agreement. Holdings acknowledges and agrees that the obligations under this Section 1 shall not include any requirement to defend any investigation, litigation or proceeding challenging the Merger Agreement, this Support Agreement or the Transactions, or conduct any negotiations with any Governmental Authority or other Person relating to the Merger Agreement, this Support Agreement or the Transactions beyond the End Date.

Section 2.Representations and Warranties.  Comstock Control Person represents and warrants to Holdings as follows as of the date hereof:

(a)Power; Authority and Authorization. Comstock Control Person has all requisite power, authority and legal capacity to execute and deliver this Support Agreement and to perform Comstock Control Person’s obligations hereunder. Comstock Control Person has validly executed and delivered this Support Agreement and no other actions on the part of Comstock Control Person are necessary to validly execute and deliver this Support Agreement or to perform the obligations of Comstock Control Person contemplated hereby.

(b)Ownership of Common Stock. Schedule A sets forth the number of shares of Parent Common Stock beneficially owned, directly or indirectly, by Comstock Control Person or any of Comstock Control Person’s Controlled Affiliates as of the date of this Support Agreement (including the Comstock Partnerships), and the owner thereof (such entities listed on Schedule A, other than Comstock Control Person, the “Comstock Share Owning Entities”).  Comstock Control Person Controls the Comstock Partnerships and each of the other Comstock Share Owning Entities and has sole authority to direct the vote and/or disposition of any shares of Common Stock held by the Comstock Partnerships and such other Comstock Share Owning Entities.

(c)Enforceability.  This Support Agreement has been duly executed and delivered by Comstock Control Person and, assuming the due authorization, execution and delivery hereof by Holdings and that this Support Agreement constitutes a legally valid and binding agreement of Holdings, this Support Agreement constitutes a legally valid and binding obligation of Comstock Control Person, enforceable against Comstock Control Person in accordance with the terms hereof, except to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at Law or in equity).

(d)No Conflicts. The execution, delivery and performance of this Support Agreement do not (i) violate any Laws or Orders applicable to Comstock Control Person or any of Comstock Control Person’s Controlled Affiliates, (ii) require that Comstock Control Person or any of

Comstock Control Person’s Controlled Affiliates obtain, make or comply with any Consents or (iii) violate any provision of any Contract to which Comstock Control Person or any of Comstock Control Person’s Controlled Affiliates is a party that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Comstock Control Person or any of Comstock Control Person’s Controlled Affiliates or to a loss of any right or benefit to which Comstock Control Person or any of Comstock Control Person’s Controlled Affiliates is entitled under any provision of any Contract binding on Comstock Control Person or any of Comstock Control Person’s Controlled Affiliates, as applicable, except as would not, individually or in the aggregate, reasonably be expected to materially impede or delay Comstock Control Person’s ability to perform his obligations under this Support Agreement.

(e)Legal Proceedings. There is no Legal Proceeding pending or, to the knowledge of Comstock Control Person, threatened against Comstock Control Person or any of Comstock Control Person’s Controlled Affiliates that if determined or resolved adversely to Comstock Control Person or any of Comstock Control Person’s applicable Controlled Affiliates, individually or in the aggregate together with any other such Legal Proceedings, would reasonably be expected to materially delay or impede Comstock Control Person’s ability to perform his obligations under this Support Agreement.

(f)Orders.  Neither Comstock Control Person nor any of Comstock Control Person’s Controlled Affiliates is subject to any Order that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the performance by Comstock Control Person of his obligations under this Support Agreement.

(g)Brokers’ Fees.  Comstock Control Person has not incurred any Liability for brokers’ or finders’ fees relating to the transactions contemplated by this Support Agreement or the other Transaction Documents for which Holdings or any Affiliate of Holdings shall have any responsibility.

(h)Sale or Disposition of Equity Securities.  None of Comstock Control Person, or any of the Comstock Share Owning Entities, has directly or indirectly entered into an agreement to sell or otherwise dispose of shares of any Equity Securities of Parent, nor does Comstock Control Person or any Comstock Share Owning Entity have any current plan or arrangement to sell or otherwise dispose of any Equity Securities of Parent.

Section 3.Covenants.

(a)Alternative Transactions. During the period from the date hereof through the earlier of the Closing and the termination of this Support Agreement (the “Restricted Period”), Comstock Control Person shall not, and shall cause Comstock Control Person’s Controlled Affiliates (including the Comstock Partnerships) and his and their respective Representatives not to, directly or indirectly, (i) solicit, encourage, assist or initiate the submission of proposals or offers, or inquiries that could reasonably be expected to lead to proposals or offers from, (ii) provide any confidential information concerning Parent or its Affiliates or assets or the Company or its Affiliates or assets, the Merger Agreement or the transactions contemplated thereby to, or (iii) respond to any proposals, participate in discussions or negotiations or enter into any

Contract with, in each case, any Person (other than Holdings or its Affiliates) relating to any potential transaction pursuant to which any Person (or group of Persons), directly or indirectly, would acquire (A) more than 15% of the outstanding Equity Securities of Parent or outstanding voting power of Parent or (B) Control of assets of any of the Parent Entities that, in the aggregate, represent more than 15% of the fair market value of all the assets of the Parent Entities, taken as a whole, in each case calculated as of immediately prior to the closing of such transaction, whether in an acquisition structured as a merger, consolidation, exchange, license, sale of assets, sale of stock or otherwise (in each case, other than transactions contemplated by this Agreement, the Merger Agreement, the Common Purchase Agreement and the Preferred Purchase Agreement) (an “Alternative Transaction”), or facilitate in any other manner any effort or attempt by any Person (other than Holdings or its Affiliates) to do or seek any of the foregoing.  Comstock Control Person shall, and shall cause Comstock Control Person’s Controlled Affiliates (including the Comstock Partnerships) and his and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Holdings or its Affiliates) conducted heretofore with respect to any Alternative Transaction.

(b)Lock-Up. During the period beginning on the date hereof and ending on the date that is one hundred eighty (180) days following the Closing (the “Lock-Up Period”), Comstock Control Person shall not, and shall cause Comstock Control Person’s Controlled Affiliates (including the Comstock Share Owning Entities) and his and their respective Representatives not to, without the prior written consent of Holdings, (i) directly or indirectly, offer, pledge (other than as required under the Comstock Partnerships’ credit facilities and debt instruments), sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Equity Securities of Parent or any securities convertible into or exercisable or exchangeable for Equity Securities of Parent, whether now owned or hereafter acquired by Comstock Control Person or Comstock Control Person’s Controlled Affiliates or with respect to which Comstock Control Person or Comstock Control Person’s Controlled Affiliates has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Equity Securities of Parent or other securities, in cash or otherwise, or (iii) distribute Lock-Up Securities to any Person, including affiliates, members, managers, limited or general partners, stockholders or other equityholders of Comstock Control Person’s Controlled Affiliates (including the Comstock Share Owning Entities).  Notwithstanding the period set forth in the first sentence of this Section 3(b), the Lock-Up Period shall immediately terminate if the New CPE Stockholders (as defined in the Shareholders Agreement) no longer own any shares of Common Stock or Series A Preferred Stock.

(c)Restriction on Share Purchases. During the Restricted Period, except as consented to in writing by Holdings, Comstock Control Person shall not, and shall cause Comstock Control Person’s Controlled Affiliates (including the Comstock Partnerships) not to, acquire any shares of Common Stock, other than (A) as a result of any stock split, stock dividend or subdivision of shares of Common Stock, (B) in connection with the transactions contemplated by the Merger Agreement or pursuant to the Common Purchase Agreement, or (C) pursuant to the exercise of the preemptive rights set forth in Section 10.18 of the Contribution Agreement, dated May 9, 2018, by and among the Comstock Partnerships and Parent.

(d)Intended Tax Treatment. The Parties intend and agree that for U.S. federal income Tax purposes (and any state and local income Tax purposes that follow such treatment) that the (i) merger of the Company into Parent in exchange for the Merger Consideration, (ii) the issuance and sale of preferred stock pursuant to the Preferred Purchase Agreement, and (iii) the issuance and sale of Parent Common Stock pursuant to the Common Purchase Agreement are, taken together, intended to qualify (in whole or in part) for nonrecognition of gain or loss pursuant to Section 351 of the Code (the “Intended Tax Treatment”).

(e)Further Assurances. During the Restricted Period, Comstock Control Person shall not, and shall cause Comstock Control Person’s Controlled Affiliates (including the Comstock Partnerships) and his and their respective Representatives not to, take any action that would or would reasonably be expected to prevent, impede or delay the Closing and the consummation of the transactions contemplated by the Merger Agreement or any of the other Transaction Documents.

Section 4.Governing Law; Venue; Waiver of Jury Trial.  Sections 8.8(a) and 8.8(b) of the Merger Agreement are incorporated herein by reference, mutatis mutandis.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUPPORT AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPORT AGREEMENT, THE MERGER AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 5.Miscellaneous.

(a)No amendment of any provision of this Support Agreement shall be valid with respect to Holdings or Comstock Control Person unless the amendment is in writing and signed by Holdings, on the one hand, and Comstock Control Person, on the other hand.  No waiver of any provision of this Support Agreement shall be valid unless the waiver is in writing and signed by the waiving Party.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided herein (including Section 5(e)) shall be cumulative and not exclusive of any rights or remedies provided by Law or in equity.

(b)It is the intent of the Parties that the provisions contained in this Support Agreement shall be severable and should any terms or provisions, in whole or in part, be held invalid, illegal, or incapable of being enforced as a matter of law, such holding shall not affect the other portions of this Support Agreement, and such portions that are not invalid shall be given effect without the invalid portion. Upon such determination that any term or provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Support Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(c)The provisions of this Support Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Support Agreement without the prior written consent of the other Party.

(d)The Parties acknowledge and agree that the rights of each Party hereunder are special, unique and of extraordinary character, that irreparable damage would occur and the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Support Agreement were not performed in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Support Agreement and to enforce specifically the terms and provisions of this Support Agreement, in each case, in accordance with the terms hereof. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Support Agreement, at Law or in equity. Each of the Parties agrees that it will not raise any objections to the granting of an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Support Agreement on the basis that (a) either Party has an adequate remedy at Law or (b) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5(d), and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(e)This Support Agreement will automatically terminate, without any notice or other action by any Person, if the Merger Agreement is terminated prior to the Closing in accordance with the terms of the Merger Agreement.  Upon termination of this Support Agreement, no Party shall have any obligations or liabilities under this Support Agreement; provided, however, that nothing set forth in this Section 5(e) shall relieve any Party from liability for (i) any knowing and intentional material breach of this Support Agreement by such Party prior to termination of this Support Agreement or (ii) any actual and intentional fraud with respect to the making of representations and warranties in this Support Agreement.

(f)This Support Agreement may be executed in one or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

(g)Any notice to Comstock Control Person hereunder shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail

(“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

c/o Arkoma Drilling, L.P.

5950 Berkshire Lane, Suite 1400

Dallas, TX 75225

Attention:  Jason Cohen

E-mail:  jcohen@dallascowboys.net

With copy to:

Gibson, Dunn & Crutcher LLP

2100 McKinney Ave., Suite 1100

Dallas, Texas 75201

Attention: Doug Rayburn

E-mail: drayburn@gibsondunn.com

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IN WITNESS WHEREOF, each Party has duly executed this Support Agreement as of the date first written above.

HOLDINGS:

COVEY PARK ENERGY HOLDINGS LLC

By: /s/ Alan Levande
Name: Alan Levande
Title: Authorized Person

[Signature Page to Support Agreement]

COMSTOCK CONTROL PERSON:

  /s/ Jerral W. Jones
Jerral W. Jones

[Signature Page to Support Agreement]

SCHEDULE A

88,571,429 shares of Common Stock which includes 66,806,077 shares held by Arkoma Drilling, L.P. and 21,765,352 shares held by Williston Drilling, L.P. Blue Star Exploration Company is the sole general partner of each of Arkoma Drilling, L.P. and Williston Drilling, L.P.

Schedule A